EXHIBIT 99.1

Press Release

21 April 2005

CE Electric UK Funding Company announces new funding arrangements

CE Electric UK Funding Company announces it has appointed The Royal Bank of Scotland plc to arrange new funding for Northern Electric Distribution Limited and Yorkshire Electricity Distribution plc.  The new funding is expected to retire indebtedness as it becomes due.

The funding includes both bank lending and long term bonds to be issued by Yorkshire Electricity Distribution plc and Northern Electric Finance plc.  The bank lending includes a five year, £100 million committed facility with the Royal Bank of Scotland plc and Lloyds TSB Bank plc.  The long term bonds are expected to be guaranteed by Ambac who will modify the terms of their existing Insurance and Indemnity agreement to permit this new issuance.

These transactions will provide liquidity to the CE Electric group to meet its refinancing obligations and will establish a stable financing platform for the future.  The net debt of the group is not expected to materially change as a result of these transactions.

- ENDS -

Contact:
Jon Bird
Director of External Affairs - CE Electric UK
Phone: 0191 223 5113